Exhibit 99.1

Chongqing Jingdong Pharmaceutical and Athenex announce a strategic partnership and licensing agreement to develop and commercialize KX2-391 in China

•	Chongqing Jingdong Pharmaceutical strengthens its product portfolio of innovative drugs with novel small molecule KX2-391

•	Athenex further builds its presence in China, broadening global reach

•	Athenex to receive upfront and potential development milestones, along with tiered royalties based on net sales

BUFFALO, N.Y., Jan. 3, 2019—Athenex, Inc. (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer and related conditions, today announced that it, through its subsidiary, has entered into a licensing and partnership agreement with Chongqing Jingdong Junzhuo Pharmaceutical Co., Ltd. (“Chongqing Jingdong Pharmaceutical”) on December 30, 2018 to exclusively develop and commercialize KX2-391 for the treatment of actinic keratosis and oncology indications in humans in China.

KX2-391, also known as KX-01, is a first-in-class dual Src kinase and tubulin polymerization inhibitor. KX2-391 ointment is a topical medicinal product for the treatment of actinic keratosis that is in late stage Phase III development. Actinic keratosis is a common skin condition that is induced through ultra-violet light damage, resulting in patches of thick, scaly, or crusty skin. Left untreated, the lesions have risk of progression to squamous cell carcinoma and consequently treatment by a dermatologist is recommended. Other drug candidates with KX2-391 as the compound are also being developed for oncology indications.

Pursuant to the terms and conditions of the arrangement, Athenex will grant to Chongqing Jingdong Pharmaceutical an exclusive license under Athenex’s intellectual property to commercialize topical and oral products containing KX2-391 in mainland China, excluding Hong Kong, Macau and Taiwan. Athenex is expected to receive an upfront payment of an aggregate amount of US$14.5 million. Athenex will also be eligible to receive other development milestone payments of up to US$15 million. In addition, the agreement provides for tiered royalties based on annual net sales starting at 15%, and with incremental increases of royalties with increases in sales.

Athenex will be responsible for conducting all preclinical and clinical studies, as well as regulatory submissions, required for approval in China. Chongqing Jingdong Pharmaceutical will employ its expertise to plan and prepare for the commercialization of the products in China. Athenex announced on July 26, 2018 that statistical significance (p < 0.001) was achieved in two Phase III studies conducted in the United States to support the registration of KX2-391 ointment for the treatment of actinic keratosis. Athenex has submitted an abstract to the American Academy of Dermatology for potential presentation of top-line data from Phase III studies at the AAD meeting in March 2019.

Bin Li, Chief Executive Officer, Chongqing Jingdong Pharmaceutical, commented, “We are pleased to enter into this strategic collaboration with Athenex. We are excited with the very encouraging results generated from the two Phase III studies of KX2-391 ointment, and are impressed by the Athenex team in their innovation and execution of drug development efforts. KX2-391 ointment has the potential to change the standard of care for treatment of actinic keratosis and there is a large unmet medical need in China. We look forward to bringing this promising product to market in China, as well as other potential drug candidates. Our strength and capabilities in drug commercialization and our relationships with key stakeholders in both the pharmaceutical industry and healthcare system in China will complement Athenex’s drug development expertise.”

Johnson Lau, Chief Executive Officer, Athenex, added, “Athenex is excited to partner with Chongqing Jingdong Pharmaceutical to develop and commercialize KX2-391. Chongqing Jingdong Pharmaceutical is a pioneer in pharmaceutical drug sales and distribution in China. We are impressed by the management team of Chongqing Jingdong Pharmaceutical and are confident that this partnership will create strong synergies and a platform for growth for both companies in China. Chongqing Jingdong Pharmaceutical’s experience and execution in the Chinese market will be critical to bringing our product to market in the country.”

Athenex has a license agreement with Almirall, S.A. on the rights to KX2-391 ointment in the following territories: USA, European Union, Russia and Turkey. Details of this arrangement were disclosed in December 2017.

About Chongqing Jingdong Junzhuo Pharmaceutical Co., Ltd.

Located in Chongqing’s Liangjiang New District, the third national development and opening zone in China, Chongqing Jingdong Pharmaceutical is a fully-integrated pharmaceutical enterprise with both sales and research & development capability. It has a comprehensive product portfolio, spanning drugs, clinical products and medical devices. Chongqing Jingdong Pharmaceutical is dedicated to product and system innovation, with an ultimate goal of improving quality and efficacy of clinical studies and providing clinical products that are in high demand. Chongqing Jingdong Pharmaceutical has adopted an innovative sales and marketing model which provides drug developers and manufacturers with one-stop marketing and distribution services. Chongqing Jingdong Pharmaceutical has already established collaborative relationships with various first-tier drug R&D and manufacturing companies. In the future, Chongqing Jingdong Pharmaceutical will continue to commercialize products that treat patients with cancer, infection, hypertension or diabetes, with quality and efficacy being the top priority. For more information, please visit www.chcmedicine.com.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery and development of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. The Company’s current clinical pipeline is derived from four different platform technologies: (1) Orascovery, based on non-absorbed P-glycoprotein inhibitor, (2) Src kinase inhibition, (3) T-cell receptor-engineered T-cells (TCR-T), and (4) Arginine deprivation therapy. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan; and multiple locations in Chongqing, China. For more information, please visit www.athenex.com.

Forward-Looking Statement

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “will,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of our primary clinical candidates and related risks involved in drug development, clinical trials, regulation, manufacturing and commercialization; our reliance on third parties for success in certain areas of Athenex’s business; our history of operating losses and need to raise additional capital to continue as a going concern; competition; intellectual property risks; risks relating to doing business in China; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. All information provided in this release is as of the date hereof and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

CONTACTS

Investor Relations:

Tim McCarthy

Managing Director, LifeSci Advisors, LLC

Tel: +1 716-427-2952

Direct: +1 212-915-2564

Athenex, Inc.:

Randoll Sze

Chief Financial Officer

Email: randollsze@athenex.com

Jacqueline Li

Corporate Development and Investor Relations

Email: jacquelineli@athenex.com